Exhibit 99.1

Endwave Creates ‘Endwave Defense Systems’ Division
Company Consolidates JCA Technology and Legacy Defense Products

          SUNNYVALE, Calif., Jan. 24 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV), a leading provider of radio frequency (RF) subsystems for carrier-class cellular infrastructure, broadband wireless networks, homeland security and defense applications, today announced the formation of its Endwave Defense Systems Division.  The division consists of JCA Technology, which Endwave acquired in July 2004 and subsequently transitioned to Endwave’s Diamond Springs manufacturing facility, and Endwave’s legacy defense products business.  The division will operate as a wholly-owned subsidiary of Endwave named Endwave Defense Systems Incorporated.  The high-volume commercial products of Endwave will remain unaffected, and the Endwave Corporation name and registration as a Delaware corporation also remains unchanged.

          The JCA brand name will be retained for RF amplifier modules, which the company expects to be a keystone of Endwave Defense Systems’ product portfolio.  Endwave plans to build around JCA amplifier products and apply its expertise to surrounding components as a means to provide more highly integrated, value-added subsystem solutions.

          “We are excited to announce the creation of ‘Endwave Defense Systems’ as part of our continued focus on government, military, and homeland security markets,” said Ed Keible, President and CEO of Endwave Corporation. “Our mission is to concentrate and consolidate the technology and manufacturing leadership from both JCA and Endwave’s government end-use business under Endwave Defense Systems.  By leveraging this world-class portfolio of products into highly integrated solutions for defense prime contractors, we are to garner an increasing share of the defense markets while bringing added balance and stability to Endwave.”

          In support of Endwave’s increased focus on the Defense markets, the company is also announcing two key promotions to the senior management team of Endwave Defense Systems.  The appointments include Naren Idnani as Director of Manufacturing, and Mark Faulkner as Director of Engineering for Endwave Defense Systems.

          “I am pleased to promote Naren and Mark to their respective Director positions,” said Keible. “Each of them has been instrumental to Endwave’s success, and I look forward to their future contributions in making Endwave Defense Systems the premiere supplier of integrated high-frequency subsystems to the defense industry.”

          Naren Idnani, Director of Manufacturing -- Endwave Defense Systems

          Naren Idnani began his service at Endwave in April of 2001 as a Product Engineer where he performed product planning, qualification testing, and manufacturing process streamlining for a variety of synthesizer and transceiver product lines.  In 2003, Mr. Idnani was promoted to Product Line Manager / Production Supervisor, where he provided manufacturing direction and technical leadership for all programs transitioning to high-volume production in Endwave’s Diamond Springs, CA facility.  Prior to Endwave, Mr. Idnani worked as a Manufacturing Engineer first for Stellex Microwave Systems, and then for M/A-Com after their acquisition of Stellex in early 2001.  There, Mr. Idnani worked on the development of world-class Yttrium Indium Garnet (YIG) oscillators and synthesizer products, many of which are still in production at Endwave today.  Mr. Idnani has a Bachelor of Science in Electrical Engineering (BSEE) from California State Polytechnic University, where he graduated cum laude in 1999.

          Mark Faulkner, Director of Engineering -- Endwave Defense Systems

          Mark Faulkner joined Endwave in 2004 after serving as Engineering Manager for JCA Technology from 2002-2004. Mr. Faulkner had previously worked at Endwave from 1993 to 2002, progressing from Senior RF Design Engineer to Engineering Manager responsible for millimeter-wave circuit designs.  Prior to Endwave, Mr. Faulkner was a Millimeter-wave Component Design Engineer for Hewlett-Packard from 1991 to 1993.  Mr. Faulkner began his career at Avantek, Inc. in the position of Microwave Engineer from 1988-1990.  Mr. Faulkner has been awarded 8 patents and holds a BSEE from the University of California, Davis.

          About Endwave

          Endwave Corporation develops and manufactures radio frequency (RF) subsystems for use in high-speed cellular backhaul networks, enterprise access, commercial radar systems and other broadband applications.  Through its wholly-owned subsidiary, Endwave Defense Systems Incorporated, the company supplies innovative high-frequency subsystem solutions to homeland security, government, and other defense electronics applications.  Endwave’s products include transmitters, receivers, integrated transceivers, outdoor units, oscillators and synthesizers, high-power cellular switch-combiners, and RF modules (amplifiers, frequency multipliers, switches, and up/down-converters). Endwave and its subsidiaries have more than 35 issued patents covering their core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Lamphun, Thailand.  Additional information about the company can be accessed from the company’s web site at http://www.endwave.com .

          “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

          This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby.  These statements include, but are not limited to, statements regarding the creation of Endwave Defense Systems and Endwave’s future plans with respect to such subsidiary.  Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that the integration of acquired business lines, products and subsidiaries will fail, products will fail to achieve market acceptance, the timing or existence of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end- user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing, transitioning and/or introducing new products.  Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave’s public reports filed with the Securities and Exchange Commission, such as those discussed under “Risk Factors” in Endwave’s most recent report on Form 10-K and subsequently filed reports on Form 10-Q.

SOURCE  Endwave Corporation
    -0-                             01/24/2005
    /CONTACT:  Mark Hebeisen, VP Marketing of Endwave Corporation,
+1-978-686-4400, ext. 105, or mark.hebeisen@endwave.com/
    /Web site:  http://www.endwave.com /
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